As Filed With the Securities and Exchange Commission on March 4, 2003
                                        Registration Statement No. __________



                    SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549


                               FORM S-8
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT of 1933




                       DELTA PETROLEUM CORPORATION
                -----------------------------------------
                (Exact Name of Registrant in its Charter)



          Colorado                                84-1060803
-------------------------------       ------------------------------------
(State or other jurisdiction of       (I.R.S. Employer Identification No.)
incorporation or organization)


           Suite 1400, 475 17th Street, Denver, Colorado 80202
                             (303)  293-9133
           ---------------------------------------------------
                (Address and telephone number of principal
            executive offices and principal place of business)



             Delta Petroleum Corporation 2002 Incentive Plan
             -----------------------------------------------
                           (Full title of plan)


                  Roger A. Parker, Chief Executive Officer
                       Delta Petroleum Corporation
                       Suite 1400, 475 17th Street
                         Denver, Colorado  80202
                             (303)  293-9133
                 -----------------------------------------
                       (Name, address and telephone
                       number of agent for service)


                                Copies to:
                        STANLEY F. FREEDMAN, ESQ.
                             Krys Boyle, P.C.
                 600 Seventeenth Street, Suite 2700 South
                       Denver, Colorado  80202-5427
                             (303)  893-2300

                     CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------
                                       Proposed    Proposed
                                       Maximum     Maximum
Title of Class of                      Offering    Aggregate    Amount of
Securities to be       Amount to be    Price       Offering     Registration
Registered             Registered      Per Share   Price        Fee
----------------------------------------------------------------------------

Common Stock,             225,000      $2.73(1)    $614,250(1)    $ 49.75
$.01 Par Value

Common Stock,           1,775,000      $3.30(2)    $5,857,500(2)  $474.46
$.01 Par Value
                                                          Total   $524.21
                                                                  =======
----------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of registration fee based on the weighted average exercise price of outstanding options to purchase 225,000 shares.

(2) Estimated solely for the purpose of computing the amount of registration fee based on the closing price of Registrant's Common Stock on the Nasdaq Small-Cap Market on February 27, 2003 of $3.30.

                                  PART II
             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of documents by Reference.

     The following documents filed by the Company with the Commission are incorporated in this Registration Statement:

1. Annual Report on Form 10-K (for fiscal year ended June 30, 2002) filed September 24, 2002, Exchange Act reporting number 0-16203.

2. Definitive proxy materials filed on October 28, 2002, Exchange Act reporting number 0-16203.

3. Quarterly Report on Form 10-Q (for quarter ended September 30, 2002 filed on November 13, 2002, Exchange Act reporting number 0-16203.

4. Quarterly Report on Form 10-Q (for quarter ended December 31, 2002 filed on February 11, 2003, Exchange Act reporting number 0-16203.

5. All documents filed by us, subsequent to the date of this prospectus, under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering described herein.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated herein by reference modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide without charge to each person to whom this prospectus is delivered, on written or oral request of such person, a copy (without exhibits) of any or all documents incorporated by reference in this prospectus. Requests for such copies should be directed to Aleron H. Larson, Jr., Delta Petroleum Corporation, Suite 1400, 475 17th Street, Denver, Colorado 80202, or (303) 293-9133.

Item 4.  Description of Securities.  Not applicable.

Item 5. Interests of Named Experts and Counsel.  Not applicable.

Item 6.  Indemnification of Directors and Officers

     The Colorado Business Corporation Act (the "Act") provides that a Colorado corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if (a) the person conducted himself or herself in good faith, and
(b) the person reasonably believed: (i) in the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and (ii) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and
(iii) in the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. The termination of a

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
proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in the Act. The Act also provides that a Colorado corporation is not permitted to indemnify a director (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or
(b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit. Indemnification permitted under the Act in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     Article X of the Company's Articles of Incorporation provides as follows:

                                  "ARTICLE X

                                INDEMNIFICATION

     The corporation may:

     (A) Indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

     (B) The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the

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
corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

     (C) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits in defense of any action, suit, or proceeding referred to in (A) or (B) of this Article X or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     (D) Any indemnification under (A) or (B) of this Article X (unless ordered by a court) and as distinguished from (C) of this Article shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in (A) or (B) above. Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or, if such a quorum is not obtainable or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

     (E) Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding as authorized in (C) or (D) of this Article X upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the corporation as authorized in this Article X.

     (F) The indemnification provided by this Article X shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any applicable law, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

     (G) The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under provisions of this Article X."






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
Item 7.  Exemption from Registration Claimed.  Not applicable

Item 8.  Exhibits.

Exhibit
Number   Description                           Location
------   -----------                           ---------

 5.1    Opinion of Krys Boyle, P.C.
         regarding legality.                   Filed herewith electronically.

23.1     Consent of KPMG LLP.                  Filed herewith electronically.

23.2     Consent of Krys Boyle, P.C.           (Contained in Exhibit 5.1)

Item 9.  Undertakings.

     The undersigned Company hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering.



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
     (5) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.









































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
                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver and State of Colorado on the 4th day of March, 2003.

                              DELTA PETROLEUM CORPORATION


                              By: /s/ Roger A. Parker
                                  ----------------------------------------
                                  Roger A. Parker, Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons on our behalf and in the capacities and on the dates indicated.

Signature and Title                             Date
-------------------                             ----


/s/ Aleron H. Larson, Jr.                       March 4, 2003
----------------------------------
Aleron H. Larson, Jr., Director


/s/ Roger A. Parker                             March 4, 2003
----------------------------------
Roger A. Parker, Director


/s/ James B. Wallace                            March 4, 2003
----------------------------------
James B. Wallace, Director


/s/ Jerrie F. Eckelberger                       March 4, 2003
----------------------------------
Jerrie F. Eckelberger, Director


/s/ Joseph L. Castle, II                        March 4, 2003
----------------------------------
Joseph L. Castle, II, Director


/s/ Russell S. Lewis                            March 4, 2003
----------------------------------
Russell S. Lewis, Director


/s/ John P. Keller                              March 4, 2003
----------------------------------
John P. Keller, Director

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